Exhibit 23.4

Letterhead of Commerce & Finance Law Offices

December 13, 2004

Ctrip.com International, Ltd.

3F, Building 63-64

No. 421 Hong Cao Road

Shanghai 200233, People’s Republic of China

Re: Ctrip.com International, Ltd.

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the heading “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement of Ctrip.com International, Ltd. on Form F-2 filed with the Securities and Exchange Commission on the date hereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices